Exhibit 99.1

BBSI Reports Fourth Quarter and Full Year 2011 Financial Results

VANCOUVER, Washington, February 13, 2012 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2011.

Q4 2011 Financial Highlights

•          Net revenues up 15% to $84.7 million versus Q4 2010

•          Gross revenues up 23% to $423.6 million versus Q4 2010

•          Net loss of $93,000 or $(0.01) per share, including $8.5 million increase to workers’ compensation reserve, compared to net income of $3.1 million or $0.31 per share in Q4 2010

•          Non-GAAP net income of $4.1 million or $0.41 per share, excluding $8.5 million increase to workers’ compensation reserve

Fourth Quarter 2011 Financial Results

Net revenues in the fourth quarter of 2011 increased 15% to $84.7 million, compared to $73.6 million in the fourth quarter of 2010.

Total non-GAAP gross revenues in the fourth quarter of 2011 increased 23% to $423.6 million, compared to $344.2 million in the same quarter of 2010 (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily attributable to the continued build in the company’s net Professional Employer Organization (PEO) client count and to a small increase in same-store sales growth.

The company recorded an increase to its workers’ compensation reserve of approximately $8.5 million in the fourth quarter of 2011 as a result of adverse development in the estimate of the ultimate cost of the company’s self-insured workers’ compensation claims liabilities primarily related to years 2005 to 2009 claims. The root cause was the prolonged recession and the slowdown in claim closure rates coupled with higher legal expenses of these older claims which have led to higher expected costs. With assistance from its independent actuary, management performed an in-depth analysis and has determined that due to significant claim development in prior year claims, particularly in the fourth quarter of 2011, an increase in the workers’ compensation reserve was necessary.

Net loss for the fourth quarter was $93,000 or $(0.01) per share, compared to net income of $3.1 million or $0.31 per share in the year-ago quarter, due to the $8.5 million increase to the workers’ compensation reserve as previously discussed. Excluding this, as well as the benefit of a lower annual effective income tax rate resulting primarily from $10 million in key man life insurance proceeds received following the passing of the company’s former president and CEO, non-GAAP net income in the fourth quarter of 2011 was $4.1 million or $0.41 per share (see “Reconciliation of Non-GAAP Financial Measures” below).

At December 31, 2011, the company’s cash, cash equivalents and marketable securities totaled $81.8 million, compared to $61.4 million at December 31, 2010. The company continues to carry no bank debt.

Full Year 2011 Financial Results

Net revenues in 2011 increased 15% to $314.9 million, compared to $273.1 million in 2010.

Total non-GAAP gross revenues in 2011 increased 24% to $1.5 billion, compared to $1.2 billion in 2010 (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily attributable to the increase in net PEO clients and same-store sales growth as previously discussed.

Net income in 2011 was $14.3 million or $1.42 per share, compared to net income of $7.4 million or $0.72 per share in 2010. Excluding the $8.5 million increase to the workers’ compensation reserve, as well as the benefit from the $10 million key man life insurance proceeds and a lower annual effective income tax rate resulting primarily from key man life insurance proceeds, non-GAAP net income in 2011 was $9.0 million or $0.89 per share (see “Reconciliation of Non-GAAP Financial Measures” below).

Management Commentary

“The 23% increase in 2011 fourth quarter gross revenues is our eighth consecutive quarter of double-digit growth and ends one of the most profitable years in our company’s history,” said Michael Elich, president and CEO of BBSI. “This growth originates from BBSI’s strong referral networks driving continued PEO growth and our high-touch operational model producing industry-leading client retention.

“The workers’ comp charge we recorded in the quarter stems from our self-insurance program for our client workers’ compensation claims. Recent history driven by the prolonged recession has indicated that open claims in prior years are continuing to remain open longer and are more expensive compared to previous historical experience. However, we believe this quarter’s adjustment strengthens our balance sheet as we turn our attention toward driving further shareholder value.

“As we move through 2012, we will continue to focus on our clients, make investments in our infrastructure and prudently manage our resources. We are confident the momentum in our business will continue as we see an increasing amount of our clients beginning to make forward-looking decisions when it comes to growing their business.”

First Quarter 2012 Outlook

For the first quarter ending March 31, 2012, the company expects gross revenues to range between $417 million to $423 million, compared to $331.1 million for the first quarter of 2011. Excluding the potential aggregate costs associated with evaluating and appropriately responding to requests made by a group formed by Kimberly J. Jacobsen Sheretz that the company hold a special meeting of stockholders and the costs of holding such meeting, if any, diluted loss per share is expected to range between $0.18 to $0.21 per share, compared to diluted earnings per share of $0.54 for the same quarter a year ago. The diluted earnings per share for the first quarter of 2011 included $10.0 million of key man life insurance proceeds and a favorable income tax rate benefit related to the effect of a much lower annual effective income tax rate attributable to the life insurance proceeds.  Without the effect of the life insurance proceeds and the favorable tax rate benefit, the company experienced a net loss of $0.20 per share in the first quarter of 2011.  A reconciliation of expected gross revenues to expected GAAP net revenues for the first quarter of 2012 is not included because PEO revenues and cost of PEO revenues for the period cannot be reasonably estimated.

Conference Call

BBSI will host a conference call tomorrow, Tuesday, February 14, 2012 at 12:00 p.m. Eastern time (9:00 a.m. Pacific) to discuss its fourth quarter 2011 results. The company’s President and CEO Michael Elich and CFO James Miller will host the call, which will be followed by a question and answer period.

Please call the conference telephone number 5-10 minutes prior to the start time.  An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Tuesday, February 14, 2012

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Dial-In Number: 1-877-941-4774

International Number: 1-480-629-9760

Conference ID#: 4509823

The conference call will be broadcast live and available for replay at http://viavid.net/dce.aspx?sid=000092F5 and via the investor relations section of the company's website at www.barrettbusiness.com.

A replay of the call will be available after 2:00 p.m. Eastern time on the same day and until March 9, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4509823

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the company is disclosing non-GAAP net income and non-GAAP gross revenues. Without the effect of the increase in the workers’ compensation reserve of $8.5 million and a favorable income tax rate benefit related to a much lower annual effective income tax rate resulting from $10.0 million of key man life insurance proceeds received in 2011, the company’s net income for the 2011 fourth quarter was approximately $4.1 million or $0.41 per share. For the full year of 2011 without the effect of the increase in the worker’s compensation reserve of $8.5 million, the benefit of the $10 million of key man life insurance proceeds and the resulting favorable tax rate benefit, the company’s net income was approximately $9.0 million or $0.89 per share. A reconciliation of GAAP net income to the non-GAAP operating performance is provided in the table below:

	(Unaudited)			(Unaudited)
(in thousands, except per share amounts)	Fourth Quarter Ended			Year Ended
	December 31, 2011			December 31, 2011
	GAAP	Adjustments	non-GAAP	GAAP	Adjustments	non-GAAP

Cost of revenues	$ 76,290	$ (8,510)	$ 67,780	$ 271,422	$ (8,510)	$ 262,912
Gross margin	8,419		16,929	43,452		51,962
Life insurance proceeds	-		-	10,000	(10,000)	-
(Loss) income before taxes	(2,353)		6,157	15,155		13,664
(Benefit from) provision for income taxes	(2,260)	4,353	2,093	837	3,796	4,633
Net (loss) income	$ (93)		$ 4,064	$ 14,318		$ 9,031
Basic (loss) income per share	$ (.01)		$ .41	$ 1.42		$ .90
Weighted average basic shares outstanding	9,877		9,877	10,083		10,083
Diluted (loss) income per share	$ (.01)		$ .41	$ 1.41		$ .89
Weighted average diluted shares outstanding	9,877		9,958	10,150		10,150

The company is presenting the non-GAAP net income because it believes it is more reflective of the company’s actual operating results.

The company reports its PEO services revenues on a net basis because it is not the primary obligor for the services provided by the company’s PEO clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Fourth Quarter Ended		Year Ended
(in thousands)	December 31,		December 31,
	2011	2010	2011	2010
				As Restated
Revenues:
Staffing services	$ 31,322	$ 32,747	$ 124,761	$ 125,738
Professional employer services	392,283	311,495	1,402,779	1,111,052
Total revenues	423,605	344,242	1,527,540	1,236,790
Cost of revenues:
Direct payroll costs	360,735	294,058	1,300,481	1,053,748
Payroll taxes and benefits	32,048	24,671	123,017	96,660
Workers' compensation	22,403	11,901	60,590	41,592
Total cost of revenues	415,186	330,630	1,484,088	1,192,000
Gross margin	$ 8,419	$ 13,612	$ 43,452	$ 44,790

Gross revenues of $423.6 million for the fourth quarter ended December 31, 2011 increased 23% over the same period a year ago.

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

For the fourth quarters ended December 31, 2011 and 2010:

(Unaudited)
Three Months Ended December 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2011	2010	2011	2010	2011	2010

Revenues:
Staffing services	$ 31,322	$ 32,747	$ -	$ -	$ 31,322	$ 32,747
Professional
employer services	392,283	311,495	(338,896)	(270,687)	53,387	40,808
Total revenues	$ 423,605	$ 344,242	$ (338,896)	$ (270,687)	$ 84,709	$ 73,555
Cost of revenues	$ 415,186	$ 330,630	$ (338,896)	$ (270,687)	$ 76,290	$ 59,943

For the years ended December 31, 2011 and 2010:

(Unaudited)
Year Ended December 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2011	2010	2011	2010	2011	2010
As Restated
Revenues:
Staffing services	$ 124,761	$ 125,738	$ -	$ -	$ 124,761	$ 125,738
Professional
employer services	1,402,779	1,111,052	(1,212,666)	(963,667)	190,113	147,385
Total revenues	$ 1,527,540	$ 1,236,790	$ (1,212,666)	$ (963,667)	$ 314,874	$ 273,123
Cost of revenues	$ 1,484,088	$ 1,192,000	$ (1,212,666)	$ (963,667)	$ 271,422	$ 228,333

As described in Note 2 of the Consolidated Financial Statements in Item 15 of the company’s 2010 Annual Report on Form 10-K, the company restated its financial statements as a result of an error related to legal expenses incurred for the administration of workers’ compensation claims by Associated Insurance Company for Excess (“AICE”), the company’s captive insurance subsidiary formed January 1, 2007.  The company also determined to make a conforming change to its accounting method for legal expenses incurred for the administration of workers’ compensation claims that arose prior to the formation of AICE.  The company’s results of operations for the year ended December 31, 2010 have been restated to reflect these changes.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 3,000 clients across all lines of business in 25 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including gross revenues and earnings expectations for the first quarter of 2012, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current customers and attract new customers, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectibility of accounts receivable, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others.  Other important factors that may affect the Company’s future prospects are described in the Company’s 2010 Annual Report on Form 10-K.  Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information.  The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Important Information

This earnings release may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with one or more meetings of the Company’s stockholders in 2012, including a special meeting of stockholders, if such a meeting is called, and the Company's 2012 annual meeting. The company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with any meeting of stockholders that is called. The proxy statement, any other relevant documents and other material filed with the SEC concerning the Company will be, when filed, available free of charge at http://www.sec.gov and http://www.barrettbusiness.com/investor-relations. Stockholders are urged to read each proxy statement and any other relevant documents filed when they become available because they will contain important information.

Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders as described above. Information concerning these participants is available in the company’s proxy statement for the 2011 annual meeting of stockholders, filed with the SEC on April 18, 2011, and in subsequent SEC filings on Forms 3, 4 and 5. The company will file a proxy statement with the SEC in connection with any meeting of stockholders that is called. Stockholders are advised to read any such proxy statement and other relevant documents filed when they become available because they will contain important information, including information with respect to participants. You can obtain free copies of these referenced documents as described above.

Company Contact:

Michael L. Elich

President and Chief Executive Officer

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 49,571	$ 30,924
Marketable securities	16,878	24,511
Trade accounts receivable, net	46,520	37,596
Income taxes receivable	4,133	2,356
Prepaid expenses and other	5,897	1,798
Deferred income taxes	5,958	6,101
Total current assets	128,957	103,286
Marketable securities	15,395	5,921
Property, equipment and software, net	15,007	15,037
Restricted marketable securities and workers' compensation deposits	9,923	8,811
Other assets	3,027	3,094
Workers' compensation receivables for insured claims	2,968	3,915
Goodwill, net	47,820	47,820
	$ 223,097	$ 187,884

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,639	$ 964
Accrued payroll, payroll taxes and related benefits	52,340	37,525
Other accrued liabilities	300	442
Workers' compensation claims liabilities	18,718	14,768
Safety incentives liabilities	6,321	5,024
Total current liabilities	79,318	58,723
Long-term workers' compensation claims liabilities	30,596	21,847
Long-term workers' compensation liabilities for insured claims	1,879	2,686
Deferred income taxes	8,152	7,841
Customer deposits and other long-term liabilities	1,497	1,422
Stockholders' equity	101,655	95,365
	$ 223,097	$ 187,884

Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Fouth Quarter Ended		Year Ended
	December 31,		December 31,
Results of Operations	2011	2010	2011	2010
		As Restated		As Restated
Revenues:
Staffing services	$ 31,322	$ 32,747	$ 124,761	$ 125,738
Professional employer service fees	53,387	40,808	190,113	147,385
Total revenues	84,709	73,555	314,874	273,123
Cost of revenues:
Direct payroll costs	23,736	24,920	94,568	95,439
Payroll taxes and benefits	32,048	24,670	123,017	96,660
Workers' compensation	20,506	10,353	53,837	36,234
Total cost of revenues	76,290	59,943	271,422	228,333
Gross margin	8,419	13,612	43,452	44,790
Selling, general and administrative expenses	10,596	9,642	38,174	35,429
Depreciation and amortization	345	344	1,344	1,395
(Loss) income from operations	(2,522)	3,626	3,934	7,966
Life insurance proceeds	-	-	10,000	-
Other income, net	169	758	1,221	2,011
(Loss) income before taxes	(2,353)	4,384	15,155	9,977
(Benefit from) provision for income taxes	(2,260)	1,236	837	2,551
Net (loss) income	$ (93)	$ 3,148	$ 14,318	$ 7,426
Basic (loss) income per share	$ (.01)	$ .31	$ 1.42	$ .72
Weighted average basic shares outstanding	9,877	10,202	10,083	10,333
Diluted (loss) income per share	$ (.01)	$ .31	$ 1.41	$ .72
Weighted average diluted shares outstanding	9,877	10,260	10,150	10,372